U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*


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   (Last)                            (First)              (Middle)

Lucent Technologies
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                                    (Street)

600 Mountain Avenue
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   (City)                            (State)                (Zip)

Murray Hill, NJ 07974-0636
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2.   Date of Event Requiring Statement (Month/Day/Year)

3/27/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Agere Systems Inc. (NYSE: "AGR.A")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                    3. Ownership Form:
                         2. Amount of Securities       Direct (D) or
1. Title of Security        Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)               (Instr. 4)                 (Instr. 5)            (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------

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=======================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                              Page 1 of 2 pages

(Form 3-07/99)
                                                                          (Over)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Class B Common Stock,                               Class A Common         1,035,100,000                    (D)
par value $.01 per                                  Stock, par value
share (1)                                           $.01 per share
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
Explanation of Responses:

(1) After the Registration Statement of Agere Systems Inc. becomes effective and before a tax-free distribution of shares of Class B common stock to Lucent Technologies Inc.'s stockholders, each share of Class B Common Stock is convertible while held by Lucent Technologies Inc. or any of its subsidiaries (other than Agere Systems Inc.) at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will automatically convert into a share of Class A Common Stock (i) if Lucent or any of its subsidiaries (other than Agere Systems Inc.) is no longer the owner of such stock or (ii) upon the date on which shares of Class B Common stock owned by Lucent represent less than 50% of the then outstanding shares of common stock of Agere Systems Inc.


       /s/ Martina Hund-Mejean                            March 27, 2001
---------------------------------------------             --------------
       Senior Vice President and Treasurer                     Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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